For further information contact
Ralph B. Mandell
312-683-7100
For Immediate Release

Wallace Head to Join PrivateBancorp, Inc.
To lead Wealth Management and Trust Unit
Company to Form New Subsidiary

Chicago, IL, November 16, 2004 --- PrivateBancorp, Inc, (NASDAQ:PVTB) today announced that Wallace L. Head, 54, will join the Company, effective January 1, 2005, as chief executive officer of a new soon-to-be created subsidiary, which will include the Company’s wealth management and trust business. Head currently is president and chief operating officer of Family Office Exchange LLC in Chicago.

The Company also said that Head will join the board of directors of its subsidiary, The PrivateBank and Trust Company, bringing the Bank’s board membership to 21.

“The addition of Wally Head to lead this newly established subsidiary is a critical step in the evolution of our stated strategy of increasing fee-based revenues by expanding our wealth management and trust services. In addition to Wally’s impressive credentials, leadership skills and proven track record, he shares our core philosophy of focusing on highly-personalized client service,” said Ralph B. Mandell, Chairman, President & CEO of PrivateBancorp, Inc.

“We expect to establish the subsidiary, which will include our wealth management and trust business plus our investment advisory subsidiary, Lodestar Investment Counsel, LLC, by the end of the first quarter of 2005. With assets under management of $1.6 billion as of this past September 30th, the new consolidated subsidiary will provide us with a solid platform from which to aggressively grow the business organically and through acquisitions,” said Mandell.

Head began his career with the former Continental Illinois National Bank & Trust Co. (now Bank of America) in 1976, in that bank’s personal financial planning division. Four years later he founded Head/Ellerman, Inc., a consulting firm that provided comprehensive personal financial planning services to corporate executives and other individuals. Arthur Andersen & Co. acquired the firm in 1983, after which Head became a tax partner and national director of individual tax and financial advisory services at Andersen. In 1992, he joined Sanford C. Bernstein & Co., Inc. as a managing director, establishing a new Chicago office providing discretionary investment management and related investment planning services to high net worth individuals and families, foundations and endowments. In 1999, he joined Strong Capital Management, Inc. as senior vice president and CEO of the Strong Private Client Business unit, which Head was responsible for establishing and managing. He left Strong to join Family Office Exchange LLC in 2002 as its president and chief operating officer.

A 1972 graduate of Westminster College in Fulton, Missouri, Head received an MBA and law degree from the University of Missouri, Columbia in 1973 and 1976, respectively.

Active in a variety of civic, educational and professional organizations, Head is a trustee of the John G. Shedd Aquarium in Chicago and chair of its Planned Giving Committee; a trustee and chair of the capital campaign of Westminster College; a member of the Chicago Estate Planning Council; and a member of the CCH Financial and Estate Planning Advisory Board. He is also a member of the American Bar Association and the Bar Associations of Illinois, Missouri and Florida, as well as a member of the AICPA and the Illinois CPA Society.

He, his wife and teenage son reside in Lake Forest, Illinois.

PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank - St. Louis, and a mortgage company, The PrivateBank Mortgage Company. The PrivateBank and Trust Company subsidiary has a controlling interest in a Chicago-based investment advisor, Lodestar Investment Counsel, LLC. The Company, which had assets of $2.4 billion at September 30, 2004, currently has banking offices in Chicago, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri. In April, 2004 the Company announced plans to open two new offices - one on Chicago’s Gold Coast in the historic Palmolive Building at the corner of North Michigan Avenue and Walton Place and one in downtown Milwaukee to be known as The PrivateBank - Wisconsin.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at www.privatebancorp.com.

Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing, greater than anticipated deterioration in asset quality due to a prolonged economic downturn in the greater Chicago and St. Louis metropolitan areas, legislative or regulatory changes, adverse developments in the Company’s loan or investment portfolios, changes in the current redemption practices of the Federal Home Loan Bank (Chicago) relating to its stock, unanticipated delays in regulatory approval required to establish the new wealth management subsidiary, unexpected difficulties in integrating or operating the mortgage banking business, unanticipated construction or other delays relating to our new offices to be located in the Palmolive Building and in Milwaukee, Wisconsin, competition and the possible dilutive effect of potential acquisitions, expansion or future capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.